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                                                                      EXHIBIT 12

                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                 March 31, 2003


                                                                          Three Months Ended                Six Months Ended
                                                                               March 31                         March 31
                                                                    -----------------------------     -----------------------------
                                                                        2003             2002             2003             2002
                                                                    ------------     ------------     ------------     ------------
                                                                                        (Dollars in thousands)
Income from continuing operations before provision for
     income taxes and cumulative effect of accounting
     change per statement of income                                 $     90,231     $     65,732     $    131,500     $     98,587
Add:
     Portion of rents representative of the interest factor                  862              983            1,742            1,884
     Interest on debt & amortization of debt expense                      16,158           14,489           31,637           30,481
                                                                    ------------     ------------     ------------     ------------
        Income as adjusted                                          $    107,251     $     81,204     $    164,879     $    130,952
                                                                    ============     ============     ============     ============

Fixed charges:
     Interest on debt & amortization of debt expense (1)            $     16,158     $     14,489     $     31,637     $     30,481
     Capitalized interest (2)                                                154              331              304              703
     Rents                                                                 2,585            2,948            5,225            5,653
     Portion of rents representative of the interest factor (3)              862              983            1,742            1,884
                                                                    ------------     ------------     ------------     ------------
        Fixed charges (1)+(2)+(3)                                   $     17,174     $     15,803     $     33,683     $     33,068
                                                                    ============     ============     ============     ============

Ratio of earnings to fixed charges                                          6.24             5.14             4.90             3.96
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